Exhibit 10.24

CONSULTING AGREEMENT

This CONSULTING AGREEMENT (“Agreement”) is made and entered into September 13, 2016 by and between Misonix, Inc., (the “Company“), and Joseph Dwyer, doing business as Dwyer Holdings LLC, residing at 3 Cordwood Court, East Northport, NY 11731 (“Consultant”).

In consideration of the mutual premises herein contained and intending to be legally bound hereby, the parties agree as follows:

1.          Consulting Services.

1.1.          Services. During the term of this Agreement, Consultant shall provide consulting services to the Company as set forth in Schedule 1 hereto (the “Consulting Services”). The Consultant will perform the Consulting Services faithfully, diligently and to the best of the Consultant’s skill and ability.

1.2           Consulting Term. The term of this Agreement shall begin on the date hereof and shall continue for one year (the “Term”), unless terminated prior thereto pursuant to Section 3 below. This agreement will then automatically renew for successive one month periods (each a “Renewal Term”). Any Renewal Term may be terminated anytime pursuant to Section 3 below.

1.3          Independent Contractor. Consultant and Company acknowledge and agree that the relationship hereunder created is one of an independent contractor and not one of employment. Consultant shall at all times during the Consulting Term act as an independent contractor and nothing hereunder shall be construed to be inconsistent with this relationship or status or create or imply a relationship of employer-employee between the Company and Consultant. Consultant shall not hold himself out to third parties as an employee of Company, and shall have no authority to bind or commit Company, legally or otherwise. The Consultant shall not be entitled to any benefits paid by the Company to its employees. The Consultant shall be solely responsible for any tax consequences applicable to him by reason of this Agreement and the relationship established hereunder, and the Company shall not be responsible for the payment of any federal, state or local taxes or contributions imposed under any employment insurance, social security, income tax or other tax law or regulation with respect to the Consultant’s performance of consulting services hereunder. Company and Consultant shall report any and all payments made by Company pursuant to this Agreement to the appropriate governmental agencies in a manner consistent with Consultant's status as an independent contractor.

2.           Compensation; Expenses. The Company shall pay Consultant the Payment as set forth in Schedule 1 hereto. The Company will also reimburse Consultant for all reasonable travel or other expenses related to the fulfillment of services hereunder, in accordance with the Company’s business travel and expense policy.

3.           Termination.

3.1.          Either party may terminate this Agreement by written notice to the other at any time upon 5 days written notice. Notwithstanding, the Company shall be obligated to compensate Consultant for the first two months of this Agreement at the rate identified in Schedule 1. In the event of termination pursuant to this Section 3.1, the Company shall not be responsible to make any further payment of any kind to Consultant except for payment of fees earned prior to the date of termination. Fees earned on a fixed fee basis shall be calculated on a pro-rata basis.

Misonix Consulting Agreement	Page 1

3.2           This Agreement shall terminate automatically in the event of Consultant's death.

4.          Confidentiality. Consultant understands that Consultant's work as a consultant of the Company creates a relationship of trust and confidence between Consultant and the Company. During and after the Term of this Agreement, Consultant will not use or disclose or allow anyone else to use or disclose any "Confidential Information" (as defined below) relating to the Company, its subsidiaries, its products, services, suppliers or customers except (i) as may be necessary in the performance of Consultant's work for the Company which use or disclosure shall be solely for the benefit of the Company in connection with the Company’s business and in accordance with the Company’s business practices and employee policies or (ii) as may be specifically authorized in advance by appropriate officers of the Company. "Confidential Information" shall include, but shall not be limited to, information consisting of research and development, patents, trademarks and copyrights and applications thereto, technical information, computer programs, software, methodologies, innovations, software tools, know-how, knowledge, designs, drawings, specifications, concepts, data, reports, processes, techniques, documentation, pricing, marketing plans, customer and prospect lists, trade secrets, financial information, salaries, business affairs, suppliers, profits, markets, sales strategies, forecasts, employee information and any other information not available to the general public, whether written or oral, which Consultant knows or has reason to know the Company or its subsidiaries would like to treat as confidential for any purpose, such as maintaining a competitive advantage or avoiding undesirable publicity. Consultant will keep Confidential Information secret and will not allow any unauthorized use of the same, whether or not any document containing it is marked as confidential. These restrictions, however, will not apply to Confidential Information that has become known to the public generally through no fault or breach of Consultant's or that the Company regularly gives to third parties without restriction on use or disclosure. Consultant further understands and acknowledges that (a) the Confidential Information is the property of the Company, constitutes a major asset of the Company and is crucial to the successful operation of the Company's business; (b) the use, misappropriation or disclosure of the Confidential Information would constitute a breach of trust and could cause irreparable injury to the Company; and (c) it is essential to the protection of the Company's goodwill and to the maintenance of the Company's competitive position that the Confidential Information be kept secret.

5.          Return of Company Property. Promptly upon the expiration or sooner termination of the term of this Agreement, and earlier if requested by the Company at any time, Consultant shall deliver to the Company (and will not keep in Consultant’s possession or deliver to anyone else) all Confidential Information and all devices, records, data, notes, reports, proposals, lists, correspondence, specifications, materials, equipment, other documents or property, or reproductions of any aforementioned items developed by Consultant as part of or in connection with the Consulting Services or otherwise belonging to the Company.

Misonix Consulting Agreement	Page 2

6          Indemnification. To the fullest extent permitted by law, the Company shall indemnify, defend and hold harmless Consultant from and against all claims and expenses, including attorneys’ fees, arising out of or related to the services provided under this agreement. The Company agrees to provide directors and officers liability insurance, effecting with the execution of this Agreement, in the same form and amounts as available to other directors and officers of the Company.

7.          Representations, Warranties and Covenants. The Consultant hereby represents, warrants and covenants to the Company as follows:

7.1.          Neither the execution and delivery of this Agreement, the performance of the transactions contemplated hereby, nor compliance by the Consultant with any of the provisions hereof will: (a) violate any order, writ, injunction, decree, law, statue, rule or regulation applicable in any respect to the Consultant or with respect to any of his obligations hereunder; or (b) require the consent, approval, permission or other authorization of, or qualification or filing with or notice to, any court, arbitrator or other tribunal or any governmental, administrative, regulatory or self-regulatory agency or any other third party, except for those that have been obtained;

7.2           Consultant: (a) is not and will not become a party to, and is not and will not become subject to, any employment agreement, non-competition agreement or covenant, non-disclosure agreement or covenant or any other agreement, covenant, understanding or restriction that would prohibit the Consultant from executing this Agreement, engaging in the transactions contemplated hereby or performing fully his duties and responsibilities hereunder; and (b) can perform his obligations hereunder without disclosing or using any confidential or proprietary information of any third party; and

7.3           To Consultant’s knowledge, this Agreement and the transactions contemplated hereby will not infringe or conflict with, and are not inconsistent with, the rights of any other person.

8.          Governing Law. This Agreement shall be governed by and all questions relating to its validity, interpretation, enforcement and performance (including, without limitation, provisions concerning limitations of actions) shall be construed in accordance with the laws of the State of New York without regard to its choice of law statutes and/or case law.

9.          Notices. All notices and other communications hereunder or in connection herewith shall be in writing and shall be deemed to have been given when delivered by hand, reputable express delivery service, mailed by certified or registered mail, return receipt requested, or sent via facsimile and followed up by hand delivery, reputable express delivery service or mailed by certified or registered mail, return receipt requested to the party as follows (provided that notice of change of address shall be deemed given only when received):If to the Company, to:

Misonix, Inc.

Attention: Thomas Patton

1938 New Highway

Farmingdale, NY 11577

Misonix Consulting Agreement	Page 3

If to Consultant, to:

Joseph Dwyer, dba Dwyer Holdings, LLC

3 Cordwood Court

East Northport, NY 11731

Attention: Joseph Dwyer

or to such other names or addresses as Company or Consultant, as the case may be, shall designate by notice to the other person in the manner specified in this Section.

10.         Miscellaneous. This Agreement: (a) constitutes the entire agreement and supersedes any prior and contemporaneously-made written or oral agreements between the parties relating to the subject matter hereof; (b) except as specifically provided herein, may be modified only in a writing duly executed by the parties hereto; (c) shall be binding upon and inure to the benefit of and be enforceable by the successors and permitted assigns of the Company; and (d) shall not be assignable or delegable in whole or in part by Consultant without the prior written consent of the Company.

11.         Severability. The covenants in this Agreement are severable, and if any covenant or portion thereof is held to be invalid or unenforceable for any reason, such covenant or portion thereof shall be modified or adjusted by a court or other tribunal exercising its equitable powers to the extent necessary to cure such invalidity or unenforceability, and all other covenants and provisions shall remain valid and enforceable.

12.         Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, and both of which together shall constitute one and the same instrument. The Agreement may further be delivered by facsimile or electronic transmission, and the facsimile or electronic signatures may be deemed original signatures for all purposes, including for purposes of the Best Evidence Rule and all other rules or doctrines of similar effect.

13.         Survival. Notwithstanding any termination or expiration of this Agreement, Sections 4, 5, 6, 7 and 8 of this Agreement shall survive and remain in full force and effect in accordance with their respective terms.

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.

MISONIX, INC.

Signature:	/s/ Stavros G. Vizirgianakis

Name:	Stavros G. Vizirgianakis

Title:	Interim Chief Executive Officer

Date:	September 13, 2016

Misonix Consulting Agreement	Page 4

CONSULTANT

Signature:	/s/ Joseph Dwyer

Name: Joseph Dwyer

Date: September 13, 2016

Misonix Consulting Agreement	Page 5

SCHEDULE 1

Services: Consultant is retained to provide the following services (“Services”) to Company:

Consultant shall be appointed as interim Chief Financial Officer, reporting to the audit committee of the board of directors of the Company and to the Company’s Chief Executive Officer. Consultant shall perform CFO related services for the Company at its direction.

Payment: Company shall issue to Consultant Payment in the amount of $30,000 per month, payable at the end of each month during the term of this Agreement. Company shall pay Consultant a retainer of $15,000 at the commencement of Services, which will be credited to the Company on the final invoice.

Misonix Consulting Agreement	Page 6